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EXHIBIT 99.1  Press Release dated April 29, 2002

[ENTERBANK HOLDINGS, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                       For more information, contact:
                                            Jennifer Hendrickson, (314) 725-5500
                                            Julie Steininger, (314) 469-3500

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                    ENTERBANK HOLDINGS, INC. CHANGES NAME TO
                              ENTEPRRISE FINANCIAL

          New Name Reflects Enterprises' Emerging Family of Businesses

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     St. Louis, April 29, 2002 - Shareholders of Enterbank Holdings, Inc. today approved changing the name of the company Enterprise Financial Services Corp to better identify the emerging family of businesses at Enterprise. Enterprise's stock is traded on the Nasdaq Bulletin Board and its new symbol is EFSC.

     The vote was announced today at the annual shareholders' meeting at the Marriott West in St. Louis. The Company has approximately 1,200 shareholders.

     "Enterprise is committed to its vision of serving the lifetime financial needs of its clients and will continue to consider ways to provide a portfolio of services beyond traditional banking," said Fred Eller, president and chief executive officer. "The new name re-brands our business and we expect it to ultimately enhance name recognition for our stock."

     "The word `Enterprise' has always been key - the Enterprise family of businesses serves the financial needs of a very targeted group: privately held businesses, their owners and success-minded individuals. It only makes sense that the parent company's name reflect that identification." said Jim Wagner, Executive Vice President.

     Established in 1988, Enterprise Bank is a financial services provider with $789 million in assets that offers a full line of commercial banking and related services tailored to meet the needs of their target market. Enterprise currently operates three service locations in St. Louis (Clayton, St. Peters and Sunset Hills), three in southeast Kansas, one in Overland Park, Kan., and one in the Valencia Place on Kansas City's Country Club Plaza.

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     In addition to the eight financial service locations in the St. Louis and
Kansas City, Mo., areas, Enterprise provides investment, trust, financial advisory and related services through Enterprise Trust. The Trust division is responsible for more than $900 million in assets and over 500 clients.

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